Exhibit  99.5

Patient Safety Technologies Closes $2.55 million Financing

Temecula, CA – January 29, 2009 – Patient Safety Technologies (OTC Bulletin Board: PSTX) today announced that it has closed on $2.55 million of new senior notes with net proceeds of $2.0 million.  Proceeds from the financing will go primarily towards funding the continued growth of its primary operating subsidiary, SurgiCount Medical, the leading provider of tracking systems for surgical sponges.

“As hospitals face greater scrutiny, disclosure requirements and fines related to surgical complications that should be avoidable, so called “Never Events”, the value proposition of the Safety-SpongeTM system continues to translate into increased customer adoption.  The system has been successfully used in over 250,000 procedures at a growing list of leading institutions,” stated Dave Bruce, CEO of Patient Safety Technologies.

About Patient Safety Technologies, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge™ System, a system designed to increase the standards of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other items from being left inside patients after surgery.  For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.